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                                   AGREEMENT

This Agreement, entered into this 11th day of March 1998, is by and between Medley Credit Acceptance Corp., ("Medley"), a Delaware Corporation, and Cutting Edge Entertainment, Inc.
("Cutting Edge"), a California corporation.

Whereas Medley is a finance company and has the expertise in structured financing, leasing and accounts receivable financing and;

Whereas Cutting Edge is desirous of using both Medley's expertise on a consulting basis as well as entering into a financing arrangement with Medley.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1 CONSULTING CONTRACT. Cutting Edge agrees to pay to Medley a fee of $3,500.00 per month for ongoing financial consulting advice. For this fee, Medley agrees to provide up to one and one half days per month of its Chief Executive Officer, Robert Press' time, in order to facilitate the financing needs of Cutting Edge. This contract shall be non-cancelable and shall be for a term of one year. Cutting Edge agrees to pay all out of pocket expenses of Medley including but not limited to travel expenses.

2        1.2 MILLION DOLLAR DISTRIBUTION/RECEIVABLE PURCHASE PROGRAM
         Medley agrees to purchase for twelve months up to $100,000 per month in "approved distribution rights or accounts receivable or other assets of Cutting Edge according to the following terms and conditions.

         PROGRAM TERM:     12 Months, however, Cutting Edge may terminate the
                           agreement after 120 days (4 months), upon 30 days notice.

         APPROVED ASSETS:  Medley, in its sole discretion, will determine if assets presented for purchase are acceptable and at what advance rate.

         ADVANCE RATE: Medley will "advance" 70% to 80% of approved assets. Upon collection of the money owed under the purchase, Medley will remit the difference between collected amount and the advanced amount less any fees due to Cutting Edge within 10 days.

         FEES:             0-30 days.       3.00% of Asset Face Value
                           31-45 days.      2.25% of Asset Face Value
                           46 to 60 days    1.50% of Asset Face Value


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        REPURCHASE OPTION: After 60 days, Medley shall have the right to sell the Asset back to Cutting Edge at the Advance Amount plus any applicable fees then due and owing. Payment for this repurchase is due on the 61st day. Medley may, at its option, accept an alternative asset in exchange for one that is past the 60-day date.

        MINIMUM FEE: Cutting Edge acknowledges that Medley is setting aside capital in order to enter into this purchase program. As such, it agrees to pay the minimum fee per month for the program term in the event Medley has not approved sufficient assets for purchase.


The foregoing sets forth the terms and conditions of both the Consulting Agreement as well as the Asset Purchase Program. This Agreement is subject to the parties entering into formal agreements at their earliest possible convenience but prior to the purchase of any assets or any further financial consulting work by Medley.

AGREED AND ACCEPTED, this 11th day of March 1998.

CUTTING EDGE ENTERTAINMENT, INC.                 MEDLEY CREDIT ACCEPTANCE CORP.



by: /s/ David Glasser                            by: /s/ Robert D. Press
    --------------------------                       --------------------------
         David Glasser                                   Robert D. Press
         President                                       Chairman and C.E.O.


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